UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HESS CORPORATION

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HESS CORPORATION

News Release

FOR IMMEDIATE RELEASE

Hess Announces Culmination of Transformation Into Pure Play E&P Company

Focusing on Higher Growth, Lower Risk Portfolio of E&P Assets

Exiting Downstream Businesses, Including Retail, Energy Marketing and Energy Trading

Returning Capital Directly to Shareholders through Dividend Increase

And Share Repurchase Authorization of up to $4 Billion

Names Six New, Highly Qualified Independent Directors

NEW YORK, NY, March 4, 2013 – Hess Corporation (NYSE: HES) (“Hess”) today announced several initiatives marking the culmination of its multi-year strategic transformation into a pure play exploration and production (“E&P”) company. The Company today also announced a slate of five highly qualified independent director nominees for election at this year’s Annual Meeting, and appointed an additional independent director who will stand for election at the 2014 Annual Meeting.

Once complete, the transformed Hess will have a focused portfolio of higher growth and lower risk E&P assets. With attractive, oil linked reserves, Hess anticipates achieving a five year compound average annual production growth rate (“CAGR”) of 5 to 8%, based off of pro forma 2012 production, with aggregate mid-teens production growth between pro forma 2012 and 2014, while increasing returns to shareholders. Specific announcements today include:

•	Further focusing Hess’ E&P portfolio by divesting Indonesia and Thailand

•	Pursuing monetization of Bakken midstream assets, expected in 2015

•	Fully exiting the Company’s downstream businesses, including retail, energy marketing, and energy trading

•

Returning capital directly to shareholders through an increase in the annual dividend to $1.00 per share commencing in the third quarter of 2013, and a share repurchase authorization of up to $4 billion tied to the timing of asset sales

•	Naming six new world class independent directors with the right mix of corporate leadership, operational and financial expertise, and top level E&P experience

John Hess, Chairman and CEO of Hess, said, “Our Board and management team have been pursuing a multi-year strategy to transform Hess into a focused E&P company. The initiatives announced today represent the culmination of this process. By 2014, Hess will be a pure play E&P company with a tremendous portfolio comprised of higher growth, lower risk assets. We believe we will have the financial flexibility to pursue this growth at the same time that we increase current returns to shareholders and generate significant future value.”

Further, as part of its governance review, Hess has named six new independent directors to its Board who bring the right mix of proven corporate leadership, operational and financial expertise, and top level E&P experience. Collectively, they will provide additional perspective, experience, and guidance to management that will benefit all Hess shareholders and complement the strengths of our existing Board:

•	John Krenicki Jr.

Former Vice Chairman of GE; President and Chief Executive Officer of GE Energy

Mr. Krenicki recently joined private equity firm Clayton, Dubilier & Rice in 2013 after 29 years in senior leadership roles at GE, including as Vice Chairman. While leader of GE Energy, the unit doubled in size and profitability and became GE’s largest business – with revenue increasing from $22 billion in 2005 to over $50 billion in 2012. His responsibilities included oversight of GE’s Oil & Gas, Power & Water, and Energy management businesses, which employ more than 100,000 people in over 165 countries. Mr. Krenicki is one of America’s top corporate executives with a strong track record of success, experience, and leadership in operations, oil and gas, and energy. His experience leading large scale initiatives and operations across a global energy portfolio will add important perspective to the Hess Board as the Company completes its transformation to a pure play E&P company.

•	Dr. Kevin Meyers

Former Senior Vice President of E&P for the Americas, ConocoPhillips

Dr. Meyers ran Exploration and Production in the Americas for ConocoPhillips, where he oversaw 6,000 employees and a $6 billion annual capital program, and was responsible for reorganizing and driving business value in the Americas E&P portfolio. Dr. Meyers drove the reconfiguration of the company’s upstream portfolio in North America, divesting $6 billion of low growth, low margin assets and focusing capital into emerging unconventional plays. He spearheaded the company’s development of the Eagle Ford and increased investment in both the Permian Basin, and the Bakken. Dr. Meyers has over 30 years of experience in exploration and production, both domestic and international. Based on this experience, Dr. Meyers will bring to the Hess Board decades of managing cost-efficient E&P operations in geographies directly relevant to Hess’ focused E&P portfolio.

•	James H. Quigley (2014)

Former Chief Executive Officer, Deloitte

Mr. Quigley led Deloitte, one of the world’s largest accounting and consulting firms. During his 38 years at Deloitte, he was a trusted consultant on strategic leadership and operating matters to senior management teams of multinational companies across industries. As CEO, he was responsible for the consulting, tax, audit, and financial advisory practices of Deloitte, and as an advisor and consultant, helped guide major strategic initiatives at many companies. In 2012, Mr. Quigley was named Trustee of the International Financial Reporting Standards (IFRS) Foundation, the oversight body of the International Accounting Standards Board (IASB). He will bring to the Hess Board significant global leadership experience and knowledge of financial, tax and regulatory matters that are relevant to Hess operations.

•	Fredric Reynolds

Former Executive Vice President and Chief Financial Officer, CBS Corporation

Mr. Reynolds was Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessors from January 1994 until his retirement in August 2009. While at CBS, Mr. Reynolds managed the company’s transformation, beginning with the acquisition by Westinghouse of CBS in 1995, followed by the Viacom-CBS merger of 2000 and the subsequent spin-out of MTV Networks, since renamed Viacom. During his tenure as CFO of CBS, shareholders experienced substantial share appreciation and return of capital. Mr. Reynolds is also the lead independent director at AOL Inc. Mr. Reynolds will bring to the Hess Board his substantial experience as a CFO with a successful track record of financial oversight, leading a successful transformation, returning capital, and delivering long term returns.

•	William Schrader

Former Chief Operating Officer, TNK-BP Russia

Mr. Schrader was a senior leader of many of BP’s most important E&P businesses, including serving as President of BP Azerbaijan – one of BP’s most valued assets – and most recently served as COO of TNK-BP, which comprised 27% of BP’s reserves and 29% of BP’s production. During his tenure as President of BP Azerbaijan, production increased from 240,000 bpd to over 950,000 bpd while operating costs were reduced from $7/bbl to $4/bbl. He also was responsible for all of BP’s E&P business in Indonesia including the Tangguh LNG business. Mr. Schrader is an outstanding E&P executive responsible for transforming BP’s best and most valued E&P assets, and will bring to the Board his experience as a disciplined E&P operator with expertise in production sharing structures, government relations, and delivering returns.

•	Dr. Mark Williams

Former Executive Committee Member, Royal Dutch Shell

Dr. Williams worked for over 35 years at Shell, including more than 17 years in Shell’s E&P and upstream business, serving most recently as a member of the Executive

Committee of Royal Dutch Shell, where he was of the top three operating executives collectively responsible for all strategic, capital, and operational matters. Most recently, as Downstream Director, Dr. Williams oversaw $400 billion in revenues and approximately 55,000 people, generating $5.3 billion in profit annually, and redirected a $6 billion annual investment into the higher growth markets of China and Brazil, while strengthening Shell’s position in key hubs in the U.S. Gulf Coast and Singapore. His experience as part of an executive group with ultimate strategic responsibilities for the overall direction of one of the world’s largest oil & gas companies will add invaluable insight to Hess’ Board.

Importantly, with these changes, 13 of the 14 Board members will be independent.

Hess continued: “Nicholas F. Brady, Thomas H. Kean, Frank A. Olson, Samuel A. Nunn, Gregory P. Hill and F. Borden Walker will be leaving our Board. They have been outstanding directors who have served with distinction, and they deserve significant credit for helping to transform Hess. The fact that we now possess some of the most attractive oil assets in our industry is, in large part, due to their strategic leadership and commitment to our transformation. They have my most sincere gratitude and respect, and I want to thank them publicly for their service and many invaluable contributions to Hess over the years.”

Hess’ 2013 Annual Meeting is scheduled to be held on Thursday, May 16, 2013. Shareholders of record as of Monday, April 8, 2013 will be entitled to vote at the meeting.

The Company will host a conference call today, Monday, March 4, at 9 a.m. Eastern Standard Time to discuss today’s announcements.

To phone into the conference call, parties in the United States should dial 1-877-299-4454 and enter the pass code 17435465 after 8:45 a.m. Outside the United States, parties should dial 1-617-597-5447 and enter the pass code 17435465. This conference call will also be accessible by webcast.

A replay of the conference call will be available by dialing 1-888-286-8010 and entering the pass code 21025193. Outside the United States, parties should dial 1-617-801-6888 and enter the pass code 21025193.

For additional information and updates, including today’s investor presentation, please go to www.transforminghess.com. More information on Hess Corporation is available at www.hess.com.

Cautionary Statements

This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Hess shareholders. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Hess’ directors and executive officers in Hess stock, restricted stock and options is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.hess.com) in the section “Investors” or through the SEC’s website at www.sec.gov. Information can also be found in Hess’ other SEC filings, including Hess’ definitive proxy statement for the 2012 Annual Meeting and its Annual Report on Form 10-K for the year ended December 31, 2012. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Hess’ 2013 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, or by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885.

SOURCE: Hess Corporation

Investor Contact:

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